Exhibit 10.10

US Headquarters 9400 Key West Avenue, Suite 220 Rockville, MD 20850 www.ascentagepharma.com

January 28, 2019

Mr. Jeff Kmetz
[***]

Dear Mr. Kmetz:

This Severance Agreement (“Agreement”) establishes the terms of your severance benefits in the event your employment is terminated with Ascentage Pharma Group Inc. (“Ascentage” or “Company”), for the reasons set forth in this Agreement.

1.         Duration

The term of this Agreement will begin on February 1, 2019 and end upon the termination of your employment.

2.         Job Performance

While employed by the Company, you will devote your best professional efforts, time and skill to the performance of your duties. You will continue to report to the Chief Executive Officer.

3.         Severance Benefit

You will be eligible for a severance benefit based on the following terms and conditions: (a) If the Company terminates your employment without cause, you will receive the following severance benefit: (1) If you have been employed for less than two years from February 1, 2019, you will receive a lump sum payment equal to three (3) months of your annual base salary in effect immediately prior to your date of termination; and (2) If you have been employed for more than two (2) years from February 1, 2019, you will receive six (6) months of your annual base salary in effect immediately prior to your date of termination. The payment of any severance benefit pursuant to this Agreement will be paid in accordance with the terms of the executed release and in accordance with the Company’s normal payroll practices and be subject to the usual required withholdings. (c) If you are terminated for cause, you die or your employment is terminated due to a disability at any point before the end of this Agreement, you will not receive any portion of the severance benefit.

For purposes of this Agreement, cause means:

(i)         your willful and continued failure to perform substantially your duties with Ascentage; your intentional violation of the policies of Ascentage; (ii) your willful engagement in illegal conduct or dishonest, unethical, immoral or fraudulent conduct or any gross misconduct which discredits or causes harm to Ascentage; or (iii) your violation of the obligations set forth below or in the Confidentiality, Non-Compete and Proprietary Information Agreement you signed upon your employment with Ascentage.

Confidential

Jeff Kmetz
January 30, 2019

4.         Return of Property.

Upon the termination of your employment, you agree to return immediately to the Company any and all property of the Company, including any files, computers, cell phones, external drives, software and any documents prepared for or by the Company. You will not be eligible to receive the severance payment unless and until you return all such property to the Company.

5.         General Release of Claims.

Upon the termination of your employment and prior to receiving the severance payment, you will be required to waive all claims against the Company by signing and returning to the Company a release, that will be provided to you at termination. Provided that you satisfy all other terms and conditions of the severance payment, the severance payment will be paid to you within ten (10) days after you return the signed General Release to the Company.

6.         Governing Law

The validity, interpretation and performance of this Agreement shall, in all respects, be governed by the laws of the state of Maryland, without regard to its conflict of laws principles.

7.         Employment Relationship.

Nothing in this Agreement is intended to modify the at-will employment relationship between Ascentage and you. Either the Company or you may terminate the employment relationship at any time, with or without cause. However, as described above, if Ascentage terminates your employment other than for cause and you have otherwise satisfied the terms and conditions of this Agreement, Ascentage will pay you the severance payment. Your regular salary and benefits will end on the date of your termination. You will be paid for all days worked and for any accrued but unused vacation days, but except as provided under this Agreement, upon the termination of your employment you shall not be entitled to any other or further compensation, remuneration, reimbursement, benefits or other payments from the Company; provided, however, that nothing in this Agreement shall divest or otherwise affect any entitlement to any pension or retirement benefit which already may have vested.

8.         Modification

No provision of this Agreement may be modified, altered or amended, except by mutual agreement between the Company and you in writing.

Please read this Agreement carefully and then signify your commitment to the Company and your acceptance of, and agreement to, the foregoing terms and conditions by signing your name and the date in the space provided below. Your signature below will indicate that you are entering into this Agreement freely and with a full understanding of its terms. Once signed by you, this Agreement shall be legally binding on both you and the Company. No changes to this Agreement will be valid unless in writing and signed by both you and an authorized official of the Company. If you have any questions in the meantime, you may call Thomas Knapp at 301-717-3129. Please provide the original of this Agreement to Thomas J. Knapp no later than February 1, 2019, otherwise this Agreement will expire.

2	Confidential

US Headquarters 9400 Key West Avenue, Suite 220 Rockville, MD 20850 www.ascentagepharma.com

Sincerely,

/s/ Dajun Yang
By: Dajun Yang, M.D., Ph.D.
Title: Chief Executive Officer

Signature:	/s/ Jeff Kmetz
Name: Jeff Kmetz
Date: January 30, 2019

Confidential